Exhibit 10.22

Confidential

CO-DEVELOPMENT PARTNERSHIP AGREEMENT

This CO-DEVELOPMENT PARTNERSHIP AGREEMENT (“Agreement”) is entered into on February 3, 2015 (the “Effective Date”) by and between T2 BIOSYSTEMS INC., a Delaware corporation (“T2 Bio”), having its principal offices at 101 Hartwell Avenue, Lexington, Massachusetts 02421, and CANON U.S. LIFE SCIENCES, INC., a Delaware corporation (“Canon US Life Sciences”), having its principal offices at 9800 Medical Center Drive, Rockville, MD 20850, and any other Affiliates of Canon US Life Sciences that the Parties agree in writing to add to this Agreement (together with Canon US Life Sciences, “Canon”).  T2 Bio and Canon are each a “Party” and together the “Parties” to this Agreement.

RECITALS

WHEREAS, T2 Bio agrees to develop, in collaboration with Canon, a diagnostic test panel of Borrelia burgdorferi, Borrelia azelii and Borrelia garinii from human whole blood, as further described below in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

AGREEMENT

1.                                      DEFINITIONS

1.1                               “Affiliate” means with respect to either Party, any person or entity controlling, controlled by, or under common control with such Party, where “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise, or (b) the ownership, directly or indirectly, of at least 25% of the voting securities or other ownership interest of a person or entity.  Notwithstanding the foregoing, with respect to Canon, Affiliates shall mean only Canon U.S.A., Inc. and Canon US Life Sciences and entities controlled by Canon U.S.A., Inc. and Canon US Life Sciences.

1.2                               “Background IP” of a Party means any and all technology and Intellectual Property Rights that are owned, whether solely or jointly with others, or controlled by or licensed to such Party prior to the Effective Date, or that are developed or acquired by such Party after the Effective Date independent of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.3                               “Developed Product” means the diagnostic test panel of Borrelia burgdorferi, Borrelia azelii and Borrelia garinii from human whole blood developed pursuant to the Project Plan and approved by the U.S. Food & Drug Administration (“FDA”) in connection with the milestone described in Section 3.2(c) below.

1.4                               “Improvements” means any improvements, enhancements, modifications or derivative works, whether or not patentable.

1.5                               “Intellectual Property Rights” means (a) any rights with respect to inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention; trade secrets, know-how, or similar rights, (b) the protection of works of authorship or expression, including copyrights and future copyright as it arises under this Agreement, and (c) similar rights under any laws or international conventions throughout the world, including the right to apply for registrations, certificates, or renewals with respect thereto, the rights to prosecute, enforce, and obtain damages.

1.6                               “Jointly Developed IP” means the Inventions (as defined below) jointly conceived, developed, reduced to practice or otherwise created jointly by the personnel of both Parties pursuant to the Project Plan (i.e., Inventions are Jointly Developed IP if at least one inventor from each Party is, or is required under U.S. patent law to be, identified on an applicable patent application), but in each case excluding T2 Bio Improvements.

1.7                               “Net Sales” means the amounts collected by T2 Bio for the sale of the Developed Product to Third Parties and Affiliates. Net Sales shall include any sale of Developed Products for development purposes (including for clinical studies) or as samples (including product transferred in connection with patient assistance programs or other charitable purposes, to the extent T2 Bio collects therefor).  Subject to the following sentence, Net Sales with respect to a Developed Product excludes the following items: (a) trade, quantity and cash discounts and any other adjustments with respect to invoiced amounts, including on account of price adjustments, billing errors, damaged or defective goods, recalls, returns, chargebacks, rebates, fees or similar payments to wholesalers or other distributors, as well as retroactive price adjustments, (b) packing, freight, transportation and insurance charges, in each case as separately charged and enumerated on an invoice to customers, (c) import, export, sales, use, value-added and other taxes, and customs or excise duties or other duties relating to sales and (d) licenses to Intellectual Property Rights owned by Third Parties necessary to make, use, or sell the Developed Product

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(excluding any General Licenses, as defined below).  Notwithstanding anything to the contrary in this Agreement, all calculations of Net Sales shall be based on, or valued as if based on, transactions in the ordinary course of business and not on any discounts or concessions or Developed Product give-aways designed to shift revenues from Net Sales for Developed Products to other products or services. For purposes of clause (d) above, “General Licenses” shall mean licenses necessary for T2 Bio’s use of the T2 Bio Technology Platform in general, as distinguished from specific licenses obtained for Developed Products). T2 Bio may deduct from Net Sales in any calendar quarter under Section 3.3 amounts that fall into the categories above. For avoidance of doubt, no deductions from Net Sales shall be made for cost of sales or selling, general and administrative expenses.  Furthermore no deductions from Net Sales shall be made for commission payments to T2 Bio employees or independent sales agent commissions or the like or for cost of collections. Developed Products shall be considered “sold” when amounts are collected. Furthermore, sales by T2 Bio to an Affiliate for resale by an Affiliate shall be treated as Net Sales by T2 Bio based on the price paid to the Affiliate by end users. Except as otherwise agreed by the Parties, sales of Developed Products by a licensee of T2 Bio shall be deemed to be sales by T2 Bio covered by this definition of Net Sales, provided, however, that in no event shall the Royalty paid by T2 Bio to Canon on such sales exceed an amount greater than fifty percent (50%) of the amount collected by T2 Bio with respect to such sales.

If the Developed Product is sold as a component of another product such as a combination of tests on a single cartridge, in each case for a single sale price (each, a “Combination Product”), then Net Sales with respect to such Combination Product shall be (i) with respect to a Combination Product comprised of tests for target species for which the average selling price of each such component test on a stand-alone basis is known, the amount collected by T2 Bio for the sale of such Combination Product that represents the portion of the Combination Product purchase price attributable to the Developed Product or (ii) with respect to a Combination Product comprised of tests for target species for which the average selling price of each such component test on a stand-alone basis is not known, the product of (A) the amount collected by T2 Bio for the sale of such Combination Product multiplied by (B) a ratio having a numerator equal to the total number of target species included from the Developed Product (which shall initially be up to three (3) species) and a denominator equal to the total number of target species tests included in the Combination Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.8                               “Project” means the development of the Developed Product to be performed in accordance with the Project Plan.

1.9                               “T2 Bio Technology Platform” has the meaning specified in Section 4.1(b)(II).

1.10                        “T2MR Technology” means magnetic resonance-based diagnostic technology or any element thereof that enables the measurement of how water molecules react in the presence of magnetic fields and is capable of detecting a variety of targets.

1.11                        “Third Party” means any entity other than T2 Bio or Canon or an Affiliate of T2 Bio or Canon.

2.                                      PROJECT PLAN AND JRDC

2.1                               Project Plan. Attached hereto and incorporated by reference into this Agreement is the written project plan (the “Project Plan”) developed by the Parties which, among other items, sets forth in reasonable detail:  (i) the tasks to be performed under the Project, (ii) the estimated Project schedule, and (iii) each Party’s obligations with respect to the Project.  Any changes to the Project Plan must be agreed by the Parties in a writing executed by both Parties before such changes shall become part of the Project Plan. The Parties acknowledge that refinements to the Project Plan are likely to be necessary as the Project develops, but that the initial Project Plan represents their good faith plan as to the elements referred to in clauses (i) to (iii) above, forming the basis for proceeding with the Project.  Any changes to the Project Plan (which the Parties agree to negotiate in good faith) shall be incorporated by reference into this Agreement and shall become effective when executed by T2 Bio and Canon.

2.2                               Joint Research & Development Committee.

(a)                                 Joint Research & Development Committee.  The Parties shall form a Joint Research & Development Committee (the “JRDC”) to oversee and manage all activities under the Project Plan, excluding legal and intellectual property matters, review of the Project Plan, approval of the Project Plan, receipt and review of Project Plan updates.  The JRDC shall be composed of three (3) representatives from each of T2 Bio and Canon (unless otherwise agreed by the Parties), including each Party’s Project Lead.  The initial representatives of each Party on the JRDC will be specified in the Project Plan.  Either Party may, upon written notice to the other Party, change its representatives to the JRDC.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Meetings of the JRDC.  The JRDC shall hold meetings at such times and places as mutually determined by the Parties but in no event shall such meetings be held less frequently than once every calendar quarter.  The meetings may be by telephone, video conference or other mutually accepted means, provided that two (2) of such meetings shall be held in person during each calendar year.  The meetings will focus on:  (i) the progress made during the period since the previous JRDC meeting, (ii) the work plan for the following calendar quarter, (iii) newly set objectives and performance goals, and (iv) issues requiring resolution and resolutions of previously reported issues.  At the beginning of each meeting one Party will be designated to record the minutes of the meeting and shall distribute the notes to the other Party after the meeting. The Parties will use reasonable efforts to agree on the content of such minutes, provided that such minutes shall not be contractually or otherwise binding on the Parties. Each Party is responsible for its own costs in connection with preparing for and attending the meetings.

(c)                                  Limitations.  The role of the JRDC is advisory. The Joint Development Committee shall have no power to amend, modify or grant any waivers under this Agreement.  Any amendment or modification of this Agreement or waiver granted hereunder must be made in accordance with Section 13.13 of this Agreement.

2.3                               Project Leads.  The JRDC shall appoint a principal point of contact for each Party to act as such Party’s project lead (each, a “Project Lead”) and coordinate and act as a liaison with the other Party with respect to this Agreement.  The Project Leads’ responsibilities shall generally include overseeing and supervising its Party’s fulfillment of its obligations under the Project Plan, understanding the obligations of the other Party under the Project Plan, and discussing the progress of the Project Plan and barriers to success, key issues and issues-resolution options with the other Party’s Project Lead and the JRDC.

2.4                               Exclusivity.  During the term of this Agreement, the parties will work only with each other for the Developed Product (it being understood that for purposes of this Section 2.4, “means a” shall be substituted for “means the” and the phrases “developed pursuant to the Project Plan” and “in connection with the milestone described in Section 3.2(c) below” shall be deleted in the definition of Developed Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3.                                      COMPENSATION

3.1                               Initial Payment.  Canon shall pay T2 Bio an up-front fee in the amount of $2,000,000 on the Effective Date.

3.2                               Milestone Payments.  Canon shall make the following payments to T2 Bio, in each case within thirty (30) days after T2 Bio’s written notification to Canon containing substantiation of the achievement of the applicable milestone listed below:

(a)                                 $1,500,000 upon [*****]:

•                                          [*****]

(b)                                 $2,000,000 upon [*****]; and

(c)                                  $3,000,000 upon [*****].

3.3                               Royalty on Net Sales.  T2 Bio shall pay Canon royalties on Net Sales according to the following structure:

(a)                                 [*****]% of Net Sales, up to [*****];

(b)                                 thereafter, [*****]% of Net Sales, up to [*****]; and

(c)                                  thereafter, [*****]% of Net Sales (collectively, “Royalties”).

Within sixty (60) days after the last day of each calendar quarter, T2 Bio shall pay to Canon Royalties on sales of Developed Products that took place during such calendar quarter.

3.4                               Payment.  All payments are non-refundable and shall be made in U.S. Dollars, which payment shall be made by wire transfer of immediately available funds to a bank account designated in writing by the receiving Party or in such other manner as may be agreed by the Parties.

3.5                               Taxes.  The fees listed in this Agreement do not include taxes.  T2 Bio shall be responsible for and pay, all sales, use, excise, personal property, value-added, or other foreign, international, federal, state or local taxes, duties, or any similar assessments based on the amounts paid by Canon under this Agreement. Canon shall be responsible for paying taxes with respect to royalties Canon receives.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3.6                               Royalty Statement.  On or before each due date for royalties, T2 Bio shall provide Canon with a statement (“Royalty Statement”) showing in reasonable detail:

(a)                                 the total number of Developed Products sold or otherwise transferred by T2 Bio in the relevant quarterly period, excluding any Developed Product that is given away by T2 Bio as part of sales and marketing initiatives or clinical studies which Developed Product given away shall be reported separately in the Royalty Statement;

(b)                                 the total Net Sales in the relevant quarterly period including the number of Net Sales as part of a Combination Product and the related information necessary to determine the portion of the Combination Product attributable to the Developed Product in accordance with Section 1.7;

(c)                                  the method used to calculate Royalties, including an identification of all deductions taken to calculate Royalties;

(d)                                 information as to sales and transfer to or through Affiliates of T2 Bio; and

(e)                                  such other particulars as are reasonably necessary for an accurate accounting of the Royalty payments made pursuant to this Agreement.

3.7                               Audit.  Canon may, at its own expense, at any time within one (1) year after receiving a Royalty Statement from T2 Bio, appoint an independent certified public accounting firm (the “Auditor”) which, upon ten (10) business days prior written notice to T2 Bio, shall be given access during T2 Bio’s normal business hours solely to those T2 Bio records necessary to verify the Royalty payments made under this Agreement. If Canon wishes to claim Royalties paid were deficient, Canon shall provide T2 Bio with a copy of the Auditor’s final report (subject to T2 Bio agreeing to the auditor’s form of release letter); provided, however, that Canon and/or the Auditor shall not conduct more than one such audit in any twelve (12) calendar month period. If the report shows that Royalty payments previously made by T2 Bio are deficient, T2 Bio shall pay Canon the deficient amount plus interest on the deficient amount (based on the interest rate applicable to court judgments under applicable law) within ten (10) business days of T2 Bio’s receipt of the undisputed Auditor’s report. If any Royalty payments made by T2 Bio are found to be deficient by more than five percent (5%), T2 Bio shall reimburse Canon for reasonable costs of the audit.  If the Auditor’s report shows that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Royalty payments previously made by T2 Bio are greater than what was required under Section 3.6, Canon shall pay the portion of such overpayment, if any, which exceeds one half (1/2) the costs of the audit to T2 Bio within ten (10) business days of completion of the audit.

3.8                               Costs and Expenses.  Except as otherwise provided in the Project Plan or otherwise in this Agreement, neither Party shall be entitled to any payment, cost reimbursement, or other compensation from the other Party, and each Party will be responsible for its own costs and expenses incurred in rendering performance of its obligations under this Agreement.

4.                                      INTELLECTUAL PROPERTY RIGHTS AND LICENSES

4.1                               Ownership of Intellectual Property.

(a)                                 Background IP.  As between the Parties, each Party shall own and retain all right, title and interest in and to its Background IP.

(b)                                 T2 Bio IP.

(I)                                   T2 Bio shall own all right, title and interest in and to all works of authorship, inventions, methods, processes, materials, and other intellectual property (collectively, “Inventions”), and all Intellectual Property Rights therein, conceived, developed, reduced to practice or otherwise created solely by T2 Bio personnel pursuant to a Project Plan or otherwise in connection with this Agreement.

(II)                              Without limiting the foregoing, T2 Bio shall own all right, title and interest in and to all (x) Improvements to T2 Bio’s technology, instruments, algorithms, and reagents (the “T2 Bio Technology Platform”), and (y) all Inventions that are or directly relate to T2MR Technology, in each case including all Intellectual Property Rights therein, conceived, developed, reduced to practice or otherwise created pursuant to a Project Plan or otherwise in connection with this Agreement, regardless of the inventing or creating Party (collectively, the “T2 Bio Improvements”).  Canon hereby assigns to T2 Bio all of Canon’s right, title and interest in and to the T2 Bio Improvements. [*****]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

For the avoidance of doubt, indirect ownership of an Affiliate for the purposes of Section 1.1 and this Section 4.1(b)(II) requires that the fractional ownership in the chain of companies be taken into consideration when calculating the ownership interest of the applicable Canon entity in any such indirect subsidiary and such indirect ownership percentage shall be determined with respect to any indirect subsidiary by calculating the product of (A) the ownership percentage of the applicable Canon entity in such indirect subsidiary’s parent, multiplied by (B) the ownership percentage of the applicable parent entity in such indirect subsidiary. In the event more companies are in the chain, additional multiplication would be required, as illustrated in the last example below, involving “Company A2”.  For example, if a 100% wholly-owned subsidiary (“Company E”) of Canon Inc. owns 100% of the shares of another company (“Company E1”), Canon Inc. shall be deemed to own 100% of Company E1 and Company E1 shall be an Affiliate of Canon, Inc.  Additionally, if Company E1 owns 25% of the shares in another company (“Company E2”), Canon Inc. would be deemed to own 25% of Company E2 and Company E2 would be an Affiliate for purposes of this Section 4.1(b)(II).  However, if Company E1 owns only 15% of Company E2, Canon Inc.’s ownership interest in Company E2 would be deemed to be equal to (A) 1.00 multiplied by (B) 0.15, or 15%, and Company E2 would not be deemed to be an Affiliate of Canon Inc.  Furthermore, if Canon Inc. owns 60% of the shares of a direct subsidiary (“Company A”) and Company A owns 30% of the shares of another company (“Company A1”), Canon Inc.’s deemed ownership of Company A1 would be equal to (A) 0.60 multiplied by (B) 0.30, or 18%, and Company A1 would not be deemed to be an Affiliate.  If, instead, Canon Inc. owns 90% of the shares of Company A, Company A owns 50% of Company A1 and Company A1 owns 60% of another company (“Company A2”), Canon Inc.’s deemed ownership of Company A1 would be equal to (A) 0.90 multiplied by (B) 0.50, or 45%, and Company A1 would be deemed to be an Affiliate and Canon Inc.’s deemed

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ownership of Company A2 would be equal to (A) 0.90 multiplied by (B) 0.50 multiplied by (C) 0.60, or 27%, and Company A2 would also be deemed to be an Affiliate.

(c)                                  Canon IP.  Subject to Section 4.1(b)(II), Canon shall own all right, title and interest in and to all Inventions, that are conceived, developed, reduced to practice or otherwise created solely by Canon personnel pursuant to a Project Plan or otherwise in connection with this Agreement (collectively, “Canon IP”) and Canon hereby grants to T2 Bio a non-exclusive, perpetual, fully-paid, royalty-free, worldwide license to such Canon IP embodied in the Developed Product for the purposes of making, using, selling, exporting and otherwise commercializing the Developed Product.

(d)                                 Jointly Developed IP.  Each Party shall have a joint and undivided right, title and ownership interest in and to the Jointly Developed IP and the Intellectual Property Rights therein, and subject to Section 5 below and unless otherwise agreed by the Parties in writing, neither Party shall have any duty to account to the other or obtain the consent of the other in connection with the sale, license or other exploitation thereof.

4.2                               Assistance.  Each Party (each, an “Assisting Party”) agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the other Party (the “Owning Party”) as reasonably required at the Owning Party’s reasonable expense to perfect in the Owning Party the right, title and other interest in the Inventions expressly granted to the Owning Party under this Agreement.  If the Owning Party is unable for any reason, after reasonable effort, to secure the Assisting Party’s signature on any document needed in connection with the actions specified above, the Assisting Party hereby irrevocably designates and appoints the Owning Party as the Assisting Party’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on the Assisting Party’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 4.3 with the same legal force and effect as if executed by the Assisting Party.

4.3                               No Implied Rights; Certain Restrictions.  Except for the licenses that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the Parties will be deemed to create a license from either Party to the other of any intellectual property right, whether by estoppel, implication, or otherwise. Neither Party shall cause or permit the reverse engineering, disassembly, or decompilation of the other Party’s technology, nor

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

undertake any analysis of the design or construction of such technology (including instruments, devices, algorithms and reagents); provided the foregoing shall not apply to the extent such a restriction is expressly prohibited by applicable law.

4.4                               IP Committee.

(a)                                 IP Committee.  The Parties shall form an IP Committee (the “IPC”) to oversee and manage (i) the initial evaluation of Intellectual Property Rights with respect to activities under the Project Plan and (ii) the prosecution and enforcement matters and activities the Parties jointly conduct under Section 5 below. The IPC shall be composed of two (2) representative(s) from each of T2 Bio and Canon (unless otherwise agreed by the Parties). The initial representatives of each Party on the IPC will be specified in the Project Plan. Either Party may, upon written notice to the other Party, change its representative(s) to the IPC.  Upon initiation of a clinical trial with respect to the Developed Product the IPC shall be disbanded and the parties shall each appoint a representative to coordinate and manage Jointly Developed IP.

(b)                                 Meetings of the IPC.  The IPC shall hold meetings at such times and places as mutually determined by the Parties but in no event shall such meetings be held less frequently than within thirty (30) days following the achievement of any of the milestones set forth in Sections 3.2(a) or (b). As contemplated by the final sentence of Section 4.4(a), no further meetings will be required after the achievement of the milestone set forth in Section 3.2 (b).  The meetings may be by telephone, video conference or other mutually accepted means, provided that, if requested by either party, up to two (2) of such meetings shall be held in person during each calendar year. The meetings will focus on: (i) the progress made during the period since the previous IPC meeting, (ii) anticipated intellectual property tasks and issues, and (iii) issues requiring resolution and resolution of previously reported issues. At the beginning of each meeting one Party will be designated to record the minutes of the meeting and shall distribute the notes to the other Party after the meeting. The Parties will use reasonable efforts to agree on the content of such minutes, provided that such minutes shall not be contractually or otherwise binding on the Parties. Each Party is responsible for its own costs in connection with preparing for and attending the meetings.

(c)                                  Limitations.  The IPC shall have no power to amend, modify or grant any waivers under this Agreement. Any amendment or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

modification of this Agreement or waiver granted hereunder must be made in accordance with Section 13.13 of this Agreement.

5.                                      PROSECUTION AND ENFORCEMENT

5.1                               Patent Prosecution for Jointly Developed IP.  Unless otherwise agreed on a case-by-case basis, the Parties shall jointly conduct and control prosecution (including any opposition, re-examination or similar proceedings), maintenance, challenges against validity and unenforceability or patentability with respect to any patent applications and patents resulting from the Jointly Developed IP, and all costs, fees and expenses therefor shall be shared equally by the Parties.  Notwithstanding the foregoing, T2 Bio shall be solely responsible for costs, fees and expenses related to T2 Bio Improvements. In the event the Parties do not mutually agree to file an initial patent application on an Invention included in the Jointly Developed IP, the Party wishing to proceed with filing and prosecution may do so at its own expense. In such event, the Party which proceeds shall be deemed to be the sole owner, notwithstanding the ownership provision set forth in Section 4.3.  Further, in the event either Party elects not to pursue or elects to abandon the ongoing prosecution of any patent application resulting from the Jointly Developed IP, participate in the filing of any continuation or continuation in part or foreign counterpart to a patent application, or pay any annuity or other patent maintenance fee as it becomes due, such Party shall give the other party at least two (2) months’ notice before any relevant deadline and such other Party shall have the right to pursue, at its expense, the ongoing prosecution and maintenance of such patent application.  In such event, the abandoning Party shall not be entitled to any refund of prosecution fees previously paid and shall forfeit its ownership interest in the Jointly Developed IP.

5.2                               Enforcement of IP.  If either Party should become aware of any actual or threatened infringement or misappropriation by a Third Party of any Intellectual Property Rights in the Jointly Developed IP (a “Joint IP Infringement”), it shall promptly notify the other Party in writing, and provide any available information relating to such alleged Joint IP Infringement.  The Parties shall promptly discuss whether to jointly bring an enforcement action relating to such Joint IP Infringement prior to either Party (or both Parties) bringing such action.  If the Parties do mutually agree to bring a joint enforcement action, the costs of such enforcement shall be apportioned as determined at the time by the Parties and any recovery shall also apportioned as agreed by the Parties in advance on a case-by-case basis.  In the event that, after the Parties discuss whether to jointly bring an enforcement action, either Party decides not

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

to participate in such action, the other Party shall have the right to unilaterally bring an enforcement action with respect to such Joint IP Infringement.  If one Party decides to bring an action and the other Party decides not to participate, the Party that unilaterally pursues the action shall bear all of the costs related thereto and shall also receive any and all recovery related thereto.  The Party that chooses not to participate in any such action shall waive all rights to participate in any recovery related thereto.  Neither Party is obligated to enforce its Intellectual Property rights in the event of Joint IP Infringement.

6.                                      MANUFACTURING AND DISTRIBUTION

6.1                               Manufacturing of the Developed Products.  Subject to Section 7 below, T2 Bio will have the exclusive right to manufacture the Developed Product.

6.2                               Distribution of the Developed Products.  As between the Parties, T2 Bio shall have the exclusive right to sell and distribute the Developed Product worldwide, including through its direct sales force or through Third Party distributors.  The Parties may discuss utilizing Canon distribution channels, where T2 Bio does not have direct sales capability or to supplement T2 Bio sales capacity, in each case subject to mutual written agreement on terms and conditions for such distribution.

7.                                      ADDITIONAL CANON ACTIVITIES

7.1                               Canon Personnel. Canon shall make available to work on the Project approximately one (1) full time employee (or the equivalent thereof) reasonably acceptable to T2 Bio during the first six (6) months of the Project and two (2) full time employees (or the equivalent thereof) reasonably acceptable to T2 Bio thereafter until the completion of the Project.

7.2                               Discussions.  The Parties will discuss in good faith opportunities for Canon and T2 Bio to partner in areas such as development of additional tests, and manufacturing and distribution of the Developed Products. Notwithstanding the foregoing, each Party acknowledges and agrees that the other Party is not obligated to partner with it to develop additional tests or for the manufacture or distribution by Canon or its Affiliate of the Developed Product, and that these good faith discussions do not constitute a right of first refusal or a right of first negotiation with respect to any of the foregoing.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8.                                      CONFIDENTIALITY.

8.1                               Confidential Information.  Each Party (each, a “Receiving Party”) acknowledges that such Receiving Party may receive non-public information, including technical, financial, operational and other business information of the other Party (the “Disclosing Party”) and related materials, items, and documents in connection with this Agreement whether disclosed verbally, in writing, in electronic form or by any other means (“Confidential Information”), but excluding information that: (a) is approved in writing by the Disclosing Party for release by the Receiving Party without restrictions, (b) the Receiving Party can demonstrate by written records was previously known to the Receiving Party, (c) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the Receiving Party, (d) is lawfully obtained by the Receiving Party from sources independent of the Disclosing Party who have a lawful right to disclose such Confidential Information, as demonstrated by competent written records, or (e) is independently developed by the Receiving Party without use of, or reference to, the Disclosing Party’s Confidential Information, as demonstrated by competent written records prepared contemporaneously with such independent development.

8.2                               General Restrictions on Use and Disclosure.  The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of performing its obligations or exercising its rights under this Agreement.  The Receiving Party shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Disclosing Party’s Confidential Information.  Without limiting the foregoing, the Receiving Party shall implement at least those protections for Confidential Information that the Receiving Party takes to protect its own confidential information of a similar nature, but in any case not less than reasonable protection.  The Receiving Party agrees not to distribute, disclose or disseminate in any way or form any Confidential Information to Third Parties or to employees of the Receiving Party, except that the Receiving Party may allow access to the Disclosing Party’s Confidential Information to those of its employees and subcontractors who are required to have the information to provide services under this Agreement, or to its advisors and potential investors and acquirers in connection with corporate transactions; provided, however, that such employees, subcontractors and advisors have signed or are otherwise subject to an agreement imposing upon such person restrictions on use and disclosure of the Disclosing Party’s Confidential Information that are at least as restrictive as those in this Agreement, prior to any disclosure of the Disclosing Party’s Confidential Information to such employees or subcontractors.  Upon the request of the Disclosing Party, and upon any expiration or termination of this Agreement, the Receiving Party shall

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

promptly return all copies and embodiments of the Disclosing Party’s Confidential Information in its possession or control, or destroy it, at the Disclosing Party’s option, and shall make reasonable efforts to insure that no further use thereof is made by such Receiving Party’s employees or subcontractors.

8.3                               Legal Obligation to Disclose; Permitted Disclosure.  Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by an applicable court order or by applicable law; provided, however, that, if the Receiving Party is so required to disclose any of the Disclosing Party’s Confidential Information, it shall give the Disclosing Party’s reasonable advance notice of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective order or otherwise).  The Receiving Party shall not reverse engineer, disassemble, decompile, or determine the composition of any formulations, prototypes, software or other tangible objects that embody any of the Disclosing Party’s Confidential Information and that are provided to the Receiving Party hereunder.  The Receiving Party shall reproduce the Disclosing Party’s proprietary rights notices on any copies of the Disclosing Party’s Confidential Information, in the same manner in which such notices were set forth in or on the original.  The Receiving Party shall immediately notify the Disclosing Party in the event it becomes aware of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

8.4                               Confidentiality of Agreement and Project. The existence and terms of this Agreement and information concerning the Project shall be treated by the Parties as confidential and only disclosed in accordance with Section 13.3 below.

9.                                      LIMITATION OF LIABILITY

EXCEPT FOR BREACHES OF THE LICENSE RESTRICTIONS OR CONFIDENTIALITY OBLIGATIONS HEREUNDER: (A) IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR ANY LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(EXCLUDING OBLIGATIONS TO PAY FEES AND ROYALTIES UNDER SECTION 3) AND EXCLUDING INDEMNITY UNDER SECTION 11.1 RELATING TO THIRD PARTY CLAIMS EXCEED AN AMOUNT EQUAL TO THE GREATER OF (X) $1,000,000 AND (Y) AMOUNTS PAID BY CANON UNDER SECTION 3 DURING THE TWELVE (12) MONTH PERIOD THAT PRECEDES THE INITIAL CLAIM FOR WHICH A PARTY RECOVERS DAMAGES HEREUNDER OR, IN THE EVENT CANON TERMINATES THIS AGREEMENT IN ACCORDANCE WITH SECTION 12.3, AMOUNTS PAID BY CANON UNDER SECTION 3 DURING THE TERM OF THIS AGREEMENT.

10.                               REPRESENTATIONS AND WARRANTIES

10.1                        Representations and Warranties.  Each Party represents and warrants that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (b) the performance of its obligations under this Agreement shall not conflict with any other agreements, obligations or duties of such Party, and (c) it shall perform its obligations specified in this Agreement in a professional and workmanlike manner consistent with industry standards and in compliance with all applicable laws.

10.2                        Disclaimer.  EXCEPT AS STATED IN SECTION 10.1, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

11.                               INDEMNITY AND INSURANCE.

11.1                        Indemnity.

(a)                                 Canon and T2 Bio shall each be responsible for and shall defend, indemnify and hold the other and its Affiliates and each of their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Indemnitees”), harmless from and against any and all damages, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or asserted by a Third Party against any of the Indemnitees arising out of or based upon (i) any breach or alleged breach of the representations and warranties contained in Sections 10.1(a) and (b), (ii) any claim, demand or action instituted by the indemnifying Party’s employees under workers’ compensation or similar laws or regulations, (iii) any personal

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injury, death, or property loss or damage, arising out of acts or omissions of the indemnifying Party, its employees or agents and (iv) the indemnifying Party’s failure to comply with any federal, state or local laws, regulations, requirements, ordinances, codes or orders. Notwithstanding the foregoing, a Party shall not be required to indemnify an Indemnitee from any damages, costs or expenses relating to bodily injury or property damage to the extent such injury or damage is caused by the gross negligence or willful misconduct of an Indemnitee.

(b)                                 T2 Bio shall further defend, indemnify and hold harmless Canon and its Indemnitees against any and all actions, suits, claims, demands, judgments or prosecutions that may be brought or instituted by a Third Party against Canon and/or any other Indemnitee based on or arising out of (i) any T2 Bio use or sale or distribution of the T2 Bio Technology Platform and/or Developed Product alleged to be in violation of the Intellectual Property Rights of any Third Party or (ii) product liability claims relating to the T2 Bio Technology Platform and/or Developed Product; provided, however, that with respect to clauses (i) and (ii) above, T2 Bio shall have no obligation to indemnify and hold harmless Canon and its Indemnitees to the extent such action, suit, claim, demand, judgment or prosecution relates to aspects of the Developed Product that are Canon IP (except to the extent such action, suit, claim, demand, judgment or prosecution relates to modification by T2 Bio or the parties jointly of the Canon IP or the combination, operation or use of the Canon IP with other technology or products where such modification or combination, operation or use is the basis of the action, suit, claim, demand, judgment or prosecution.

(c)                                  Any party entitled to indemnification under this Section 11.1 shall give the indemnifying Party prompt notice of any covered claim; provided, however, that any failure to provide such notice shall only relieve the other party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure.  The indemnifying Party shall have sole right to select and retain attorneys (reasonably acceptable to the other Party) to assert or negotiate, and sole right to control, the defense and any settlement, to the extent of such Party’s corresponding indemnification and defense obligations, except that under no circumstances shall the indemnifying Party enter into any settlement that involves an admission of liability, negligence or other culpability by the Indemnitee, or requires the Indemnitee to contribute to the settlement.  Without limiting the indemnifying Party’s foregoing right to select and retain attorneys and to have sole control of the defense and

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settlement, the Indemnitee may, at its own expense, participate in the defense of, or otherwise consult with counsel of its own choice in connection with, an action that is the subject of the other Party’s indemnification and defense obligations.

11.2                        Insurance

(a)                                 Beginning at such time as any the Developed Product is being commercially distributed, sold,  or otherwise transferred, or used (other than for the purpose of obtaining regulatory approvals) by T2 Bio or an Affiliate, T2 Bio shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 (which may include up to One Million Dollars ($1,000,000.00) in umbrella coverage) per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds.  Such commercial general liability insurance shall provide product liability coverage for T2 Bio’s indemnification under this Agreement.  If T2 Bio elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to the Canon.  The minimum amounts of insurance coverage required under this Section 11.2 shall not be construed to create a limit of T2 Bio’s liability with respect to its indemnification under this Agreement.

(b)                                 T2 Bio shall provide Canon with written evidence of such insurance upon request of Canon.  T2 Bio shall endeavor to provide Canon with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if T2 Bio does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, Canon shall have the right to terminate this Agreement for cause pursuant to Section 12 (without regard to the thirty (30) day cure period under Section 12) effective at the end of such fifteen (15) day period upon written notice to T2 Bio.

(c)                                  T2 Bio shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Developed Product is being commercially distributed, sold, or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by T2 Bio or by a licensee, Affiliate or agent of

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T2 Bio and (ii) a period of three (3) years after the period referred to in (c) (i) above.

12.                               TERM AND TERMINATION

12.1                        Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier as permitted herein or as otherwise agreed by the Parties in writing, shall remain in effect until the earlier of (a) the date T2 Bio notifies the Company that T2 Bio has achieved the milestone described in Section 3.2(c), or (b) the date that is four (4) years after the Effective Date (the “Term”).  For clarity, if T2 Bio achieves the milestone described in Section 3.2(b) on or before the date which is forty two (42) months after the Effective Date and the milestone described in Section 3.2(c) is not achieved during the Term due to the FDA approval process taking longer than anticipated, if T2 Bio achieves the milestone described in Section 3.2(c) at any time during the one (1) year period after the end of the Term, Canon shall make the milestone payment set forth in Section 3.2(c) in accordance with that section and T2 Bio shall thereafter pay the applicable Royalties.

12.2                        [Intentionally omitted]

12.3                        Termination for Cause.  A Party may terminate this Agreement if the other Party materially breaches its obligations under this Agreement and does not cure such breach within thirty (30) days after receipt of a written notice identifying such breach from non-breaching Party.

12.4                        Effect of Termination. Upon termination or expiration of this Agreement, except as otherwise expressly stated herein and without limiting remedies for breach, all obligations of each Party hereunder to the other shall terminate except for payment obligations that come due before the effective date of termination.  The following articles and sections shall survive any expiration or termination of this Agreement: Sections 1, 3 (provided that T2 Bio will have no obligation to pay royalties or other amounts under Section 3 if this Agreement is terminated by T2 Bio pursuant to Section 12.3), 4, 5, 8, 9, 10, 11, 12.4 and 13.

13.                               MISCELLANEOUS

13.1                        Relationship. The Parties agree that neither Party is the agent, representative or partner of the other and neither Party has the authority or power to bind or contract in the name of or to create any liability against the

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other Party in any way or for any purpose.  The Parties agree that each Party is an independent contractor.

13.2                        Assignment.  This Agreement shall not be assigned by either Party to any other entity without the prior written consent of the other Party.  Notwithstanding the foregoing, each Party may assign this Agreement to an Affiliate or to an acquirer or successor in interest upon a merger, reorganization, change of control, acquisition or sale of all or substantially all of the assets of such Party to which this Agreement relates and any such assignment shall not require the consent of the other Party.  Any attempted assignment in violation of this Section 13.2 shall be null and void from the beginning.

13.3                        Publicity. Neither Party shall issue any press release, nor any public disclosure or publication, except to the extent that a disclosure is required by law, concerning this Agreement or conduct of the Project.  Except as agreed by the parties, any such required disclosure shall contain only the minimum disclosure required by such law.  Canon acknowledges and agrees that T2 Bio may have to issue a press release related to this partnership due to disclosure obligations of being a public company.  In such event, Canon shall review such press release and be given an opportunity to comment in advance of any such disclosure and, except as otherwise agreed by the Parties, such press release shall contain only the minimum disclosure concerning this Agreement and the Project required by such obligations as agreed by the parties, or, in the absence of agreement, as determined based on the reasonable opinion of T2 Bio’s outside securities counsel. Otherwise, the Parties may issue individual press releases about the existence of this Agreement, if, and only if, mutually agreed by both Parties.

13.4                        Waiver.  Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

13.5                        Notices.  All notices required or permitted hereunder shall be given in writing, and shall be deemed to have been duly given when delivered by hand, posted by registered first class mail (airmail if international) or sent via recognized overnight couriers (e.g., Federal Express) or sent by fax or e-mail to the Party to which such notice is required to be given at the business address, e-mail address and/or fax number stated in this Agreement or to such

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other address, e-mail address or fax number as such Party may have specified to the other in writing.  Notices shall be deemed received on the earlier of the following: (a) notices delivered by hand or sent by fax or e-mail shall be deemed received the first business day following such delivery or sending, and (b) notices which have been posted or sent via overnight courier shall be deemed received on the second business day following posting.

If to T2 Bio, then addressed to:

T2 Biosystems, Inc.

101 Hartwell Ave.
Lexington, MA 02421
Attn: Legal Department

If to Canon, then addressed to:

Akiko Tanaka, COO

c/o Canon U.S.A., Inc.

One Canon Park

Melville, NY 11747

-with a copy to:

Canon U.S.A., Inc.
Melville, NY 11747
Attn: Steven I. Himelstein, Vice President - Legal

13.6                        Severability. In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful, or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.

13.7                        Governing Law.  The rights, obligations and remedies of the Parties under this Agreement shall be governed in all respects by the laws of the State of Delaware, U.S.A., without regard to its conflicts of law principles.

13.8                        Dispute Resolution. The Parties shall use reasonable efforts to resolve in good faith any claims, controversies or disagreements between the Parties arising from or related to this Agreement (each, a “Claim”) as promptly

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as practicable after a Party notifies the other Party in writing of any such Claim (the “Notice”).  If the Parties are unable to resolve a Claim in accordance with this previous sentence within thirty (30) days after the other Party’s receipt of the Notice, the Parties shall be free to institute litigation. Nothing in this Section 13.8 prohibits or will be interpreted to otherwise interfere with a Party’s right to bring an action at any time in any court of competent jurisdiction for orders and preliminary and permanent injunctive relief, without bond, to restrain any actual or threatened conduct in violation of this Agreement or to specifically enforce any Party’s obligations under this Agreement.

13.9                        Headings; Construction. The headings to the clauses, sub-clauses, and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which Party drafted the Agreement or any provision thereof.  The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

13.10                 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.11                 Cumulative Remedies. No right or remedy herein conferred upon or reserved to a Party is exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement or under applicable law.

13.12                 Force Majeure Events.  Neither Party will be liable for any delays or failures in performance, except with respect to payment obligations, that are directly caused by acts of God, disease, war, terrorism, riots, civil unrest, extraordinary acts by governmental authorities, national or state emergencies, strikes, lockouts, work stoppages or other such labor difficulties (excluding any of the foregoing involving the hindered Party’s workforce), fire, or floods, which events were not caused by and could not have been prevented by the hindered Party using reasonable efforts (each, a “Force Majeure Event”) and provided that the hindered Party uses reasonable efforts to restore its performance as soon as reasonably practicable.

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13.13                 Entire Agreement. This Agreement supersedes any arrangements, understandings, promises or agreements made or existing between the Parties hereto prior to or simultaneously with this Agreement and constitutes the entire understanding between the parties hereto.  Except as otherwise provided herein, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both Parties. For clarity, any terms on purchase orders, order acknowledgements, or other similar documents that are not signed by both Parties and incorporated by reference into this Agreement are hereby rejected and are of no force or effect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representative.

T2 BIOSYSTEMS INC.		CANON U.S. LIFE SCIENCES, INC.

By:	/s/ John McDonough	By:	/s/ Yoroku Adachi

Name:	John McDonough	Name:	Yoroku Adachi

Title:	CEO & President	Title:	Chairman and CEO

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